Exhibit 10.20

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 13th day of December, 2010, by and between CRC Health Group, Inc., a Delaware corporation (“CRC”), CRC Health Corporation, a Delaware Corporation (“OpCo”, and together with CRC the “Company”), and Andrew Eckert (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires that Executive be employed as the Chief Executive Officer of CRC and OpCo, and Executive desires to accept such employment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CRC, OpCo and Executive hereby agree as follows:

Section	1. Agreement to Employ; No Conflicts

Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment with the Company. Executive represents that (a) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (b) he has not violated, and in connection with his employment with the Company will not violate, any non-solicitation or other similar covenant or agreement by which he is or may be bound, and (c) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section	2. Term; Position and Responsibilities

(a) Term of Employment. Executive’s employment hereunder shall commence on January 1, 2011 (the “Commencement Date”) and shall continue until terminated pursuant to Section 7. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period.”

(b) Position and Responsibilities. During the Employment Period, Executive shall serve as Chief Executive Officer of each of CRC and OpCo and, prior to an Initial Public Offering, shall serve as a member of the Board of Directors of CRC (the “Board”). The Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions, including without limitation duties and responsibilities with regard to subsidiaries and such other duties consistent with Executive’s title and position as the Board specifies from time to time. CRC agrees that, in respect of periods following an Initial Public Offering and during the Employment Period, CRC shall propose to the shareholders of CRC at each relevant annual meeting during such periods the election of the Executive as a member of the Board; provided, that the failure of the shareholders so to elect the Executive shall not constitute Good Reason for termination by the Executive hereunder. Executive shall devote all of his skill, knowledge and business time to the conscientious performance of the duties and responsibilities of such position, except for vacation time as set forth in Section 6(c), absence for sickness or similar disability and time spent performing services for any charitable, religious, community service, industry association, and community organization activities and may manage his own finances, so long as such services do not materially interfere with the performance of Executive’s duties hereunder or cause the Executive to breach any of the provisions of Section 9. Executive may act as a director for other companies, so long as his duties as an outside director do not materially interfere with Executive’s duties hereunder and, except with respect to directorships set forth on Exhibit A hereto, subject to the prior written consent of the Board (such consent not to be unreasonably withheld).

Section	3. Base Salary

As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary for all services hereunder at an annualized rate of Six Hundred and Fifty Thousand Dollars ($650,000), payable in installments on the Company’s regular payroll dates (but no less frequently than monthly). The Board or its compensation committee (the “Compensation Committee”) shall review Executive’s base salary annually during the Employment Period and, in its sole discretion, may increase such base salary from time to time. The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time, shall hereinafter be referred to as the “Base Salary.”

Section	4. Incentive Compensation

(a) Cash Bonus. The Executive shall be eligible to receive an annual lump-sum performance incentive bonus (“Cash Bonus”) from the Company based on his Base Salary in effect for the completed year. The Cash Bonus shall be paid if CRC achieves the performance objective(s) for payment of bonuses determined by the Compensation Committee under the annual budget approved by the Board (as such budget may be amended by the Board to reflect acquisitions and dispositions during the performance year) (such performance objective(s), the “Bonus Target”). The Cash Bonus shall have a target amount equal to 100% of Base Salary and a maximum amount equal to 150% of Base Salary (in the event of performance that materially exceeds the Bonus Target), with the actual amount of the Cash Bonus (if any) determined by the Board. The Cash Bonus

(if any) shall be payable on the earlier of (a) the date that is thirty (30) days after the close of the audit relating to the then-applicable year and (b) the end of the calendar year following the then applicable calendar year.

(b) Notwithstanding the foregoing, for the 2011 calendar year Executive will be paid a sign-on bonus in the amount of Three Hundred Twenty-Five Thousand Dollars ($325,000), payable within thirty (30) days following the Commencement Date, (the “Sign-On Bonus”) and the Cash Bonus shall have a target amount equal to Three Hundred Twenty-Five Thousand Dollars ($325,000) and a maximum payout of Six Hundred Fifty Thousand Dollars ($650,000). If Executive’s employment terminates within the twelve (12) months following the Commencement Date for any reason other than a termination (i) by the Company without Cause, (ii) by Executive for Good Reason, (iii) by reason of Executive’s death or (iv) by the Company by reason of Executive’s Disability, Executive (or, in the event of his death, his estate) will, within thirty (30) days following the Date of Termination, repay a pro-rata portion of the Sign-On Bonus equal to the full Sign-On Bonus multiplied by a fraction, the numerator of which is the number of days remaining between the Date of Termination and December 31, 2011, and the denominator of which is 365.

Section	5. Employee Benefits

During the Employment Period, Executive and, to the extent permitted under the applicable plan, Executive’s family, shall be entitled to participate in the profit sharing, medical, disability and other welfare benefit plans from time to time in effect for employees of the Company generally, at levels not less than those offered by the Company to other senior executives. Such participation shall be subject to (i) the terms and conditions of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for under or contemplated by such plans.

Section	6. Perquisites and Expenses

(a) General. During the Employment Period, Executive shall be entitled to participate in all perquisite programs maintained by the Company for senior executives, on a basis that is commensurate with Executive’s position and duties hereunder, in accordance with the terms thereof as the same may be amended and in effect from time to time, at levels not less than those offered by the Company to other senior executives.

(b) Business Travel, Lodging, etc. The Company shall reimburse Executive for reasonable travel, lodging, meal and other reasonable business expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s expense substantiation policy applicable to its senior executives as in effect from time to time (the “Expense Policy”).

(c) Vacation. During the Employment Period, Executive shall be entitled to take four (4) weeks of vacation per annum at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company applicable to senior executives generally as in effect from time to time.

(d) Attorney’s Fees and Expenses. The Company shall pay Executive’s reasonable attorneys’ fees incurred in connection with the negotiation of this Agreement and related documents, not to exceed Ten Thousand Dollars ($10,000) in the aggregate.

Section	7. Termination of Employment and Disability

(a) Termination Due to Death or Disability. In the event that Executive’s employment hereunder terminates due to his death or is terminated by the Company due to Executive’s Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(e)(iii). For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive of his duties hereunder (notwithstanding the provision of any reasonable accommodation) for a continuous period of ninety (90) days or longer, or for one hundred and eighty (180) days or more in any twelve (12) month period.

(b) Termination by the Company. The Company may terminate Executive’s employment with or without Cause. A termination for “Cause” shall mean a termination by the Company of Executive’s employment following the occurrence of any of the following events, as determined by the Board in its reasonable judgment: (i) any act of personal dishonesty by Executive in connection with his responsibilities hereunder and intended to result in substantial personal enrichment of Executive, (ii) Executive’s commission of, or plea of nolo contendere to, a felony, (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to CRC, OpCo or any Affiliate, (iv) Executive’s material breach of any of the terms of this Agreement or any other written agreement between CRC or OpCo and Executive which is not cured within 10 days following delivery to Executive of written notice specifying the purported material breach (provided that Executive will not be permitted more than one opportunity to cure any multiple, repeated, related or substantially similar events or circumstances), or (v) Executive’s substantial and willful failure to perform, or substantial negligence in the performance of, Executive’s duties and responsibilities to CRC, OpCo or any Affiliate, which is not cured within 10 days following delivery to Executive of a written notice that describes the basis for the Board’s belief that Executive has willfully failed to perform substantially or has been substantially negligent in the performance of, his duties and responsibilities to CRC, OpCo or any

Affiliate (provided that Executive will not be permitted more than one opportunity to cure any multiple, repeated, related or substantially similar events or circumstances).

(c) Termination by Executive. Executive may terminate his employment hereunder with or without Good Reason. A termination of employment by Executive for “Good Reason” shall mean a termination by Executive of his employment with the Company on account of an occurrence or failure described in any or any combination of (i) through (vi) below without Executive’s written consent, but only if (A) Executive gives written notice to CRC and OpCo specifying in reasonable detail the circumstances claimed to provide the basis for such termination and does so within ninety (90) days following the initial occurrence of such circumstance, (B) the Company fails to correct the circumstances set forth in Executive’s written notice within thirty (30) days of receipt of such notice, and (C) Executive terminates his employment within thirty (30) days following the end of such thirty (30) day cure period: (i) a significant reduction of Executive’s duties, authority or responsibilities as they existed immediately prior to such reduction, including if Executive is not Chief Executive Officer of the acquiring company following a Change in Control; (ii) a material reduction in the aggregate base salary and bonus opportunity of Executive; (iii) the relocation of the Executive to a facility or a location more than fifty (50) miles from Executive’s then present location; (iv) Executive’s ceasing to remain a member of the Board prior to an Initial Public Offering; (v) the Company’s material breach of its obligations hereunder or under any written agreement between CRC or OpCo and Executive; or (vi) Executive’s ceasing to report directly and solely to the Board. Executive agrees that a corporate reorganization by the CRC, OpCo and/or any Affiliate pursuant to which CRC or OpCo ceases to exist shall not constitute Good Reason hereunder so long as there is no substantial diminution or significant change in the nature of Executive’s duties described herein.

(d) Notice of Termination. Any termination of Executive’s employment by the Company pursuant to Section 7(a) or 7(b), or by Executive pursuant to Section 7(c), shall be communicated by a written Notice of Termination addressed to the other parties to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive’s employment hereunder has been or will be terminated and the specific provisions of this Section 7 under which such termination is being effected. In the event Executive terminates employment without Good Reason, the applicable Notice of Termination shall set forth a date of termination which is at least sixty (60) days following the communication of such Notice of Termination to the other parties to this Agreement pursuant to this Section 7(d); provided, however, that the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive the Base Salary for the period so waived.

(e) Payments Upon Certain Terminations.

(i) In the event of a termination of Executive’s employment by the Company without Cause or a termination by Executive of his employment for Good Reason, in either such case during the Employment Period, the Company shall pay to Executive (or, following his death, to Executive’s beneficiaries) (A) the Base Salary earned but not paid through the date of termination, (B) any bonus compensation earned but unpaid on the date of termination and (C) any business expenses incurred by Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within thirty (30) days of termination and that such expenses are reimbursable under Company policy (“Final Compensation”), plus, as liquidated damages in respect of claims based on provisions of this Agreement or otherwise and provided that Executive executes and delivers a general release in the form attached to this Agreement as Exhibit B (subject to such adjustments as are delivered by the Company to Executive within seven (7) days after the Date of Termination and as may be necessary in the Company’s reasonable determination to ensure a comprehensive release of claims by Executive under the law in effect at the date of the execution of the release) by the date specified therein (and in all events within fifty-two (52) days following the Date of Termination) and does not revoke such release within seven days after it is executed and delivered (any such release of claims submitted by such deadline and not revoked within such seven-day period, the “Release”), an aggregate amount equal to one and one-half (1 1/2) times his Base Salary as of the Date of Termination plus one and one-half (1 1/2) times the Average Cash Bonus (“Liquidated Damages”). In addition, in the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, in either such case during the Employment Period, and provided that Executive executes and delivers the Release, for a period of eighteen (18) months following the Date of Termination the Company shall make monthly payments to Executive that are equal (on a grossed-up basis) to the employer portion (as determined as of the Date of Termination) of the monthly health and dental insurance premium for the type of coverage Executive has in place on the Date of Termination (each such payment, a “Special Payment”).

(ii) In the event of a termination of Executive’s employment by the Company without Cause or a termination by Executive of his employment for Good Reason, in either such case during the Employment Period and within twelve (12) months following a Change in Control, the Company shall pay to Executive Final Compensation plus, as liquidated damages in respect of claims based on provisions of this Agreement or otherwise, and in lieu of any payments or benefits under Section 7(e)(i) hereof, and provided that Executive executes and delivers the Release, an aggregate amount equal to two (2) times his Base Salary as of the Date of Termination plus two (2) times the Average Cash Bonus (“CIC Liquidated Damages”). In addition, in the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, in either such case during the Employment Period and within twelve (12) months following a Change in Control, and provided that Executive executes and delivers the Release, for a period of twenty-four (24) months following the Date of Termination the Company shall make Special Payments to Executive.

(iii) If Executive’s employment shall terminate by reason of his death or Disability or if the Company shall terminate Executive’s employment for Cause or Executive shall terminate his employment without Good Reason, the Company shall pay Executive (or, in the event of his death, his beneficiaries) Final Compensation and shall have no further obligation or liability to the Executive.

(iv) In the event that Executive’s employment with the Company terminates or is terminated for any reason, Executive shall be entitled to receive all amounts payable and benefits accrued under any otherwise applicable plan, policy or program of the Company in which Executive was a participant during his employment with the Company in accordance with and subject to the terms thereof (other than any plan that would provide severance, as severance is explicitly covered herein); provided that Executive shall not continue to accrue any additional benefits, including vacation benefits, after the Date of Termination.

(f) Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, and (ii) if Executive’s employment is terminated for any other reason, the latest of the date on which Notice of Termination is given as contemplated by Section 7(d), the date of termination specified in such notice, and the date any applicable correction period ends; provided that if Executive’s employment with the Company is terminated by Executive without Good Reason, the date that is sixty (60) days after the date on which Notice of Termination is given as contemplated by Section 7(d) or, if no such notice is given, sixty (60) days after the date of termination of employment, unless an earlier date is specified by the Board in accordance with Section 7(d) (“Notice Period”).

(g) Resignation upon Termination. Effective as of any Date of Termination under this Section 7, Executive acknowledges and agrees that he shall be deemed to have resigned from all positions then held by him with CRC, OpCo and all Affiliates, including without limitation his membership on the Board. Upon request of the Company, Executive will promptly execute and deliver written confirmation of such resignation.

(h) Cessation of Professional Activity. Upon delivery of a Notice of Termination by any party, the Company may relieve Executive of his responsibilities described in Section 2(b) and require Executive immediately to cease all professional activity on behalf of the Company. Whether the Company relieves Executive of his duties pursuant to this Section or not, the Company shall continue to be obligated to pay Executive’s wages and benefits for the period through the Date of Termination.

(i) Disability

(i) The Board may designate another employee to act in Executive’s place during any period of Executive’s disability. Notwithstanding any such designation, Executive shall continue to receive the Base Salary in accordance with Section 3, any Cash Bonus that has been earned in accordance with Section 4 but not paid, and benefits in accordance with Section 5, to the extent permitted by the then-current terms of the applicable benefit plans, until Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(ii) While receiving disability income payments under the Company’s disability income plan, Executive shall not be entitled to receive any Base Salary under Section 3 hereof, but shall continue to participate in Company benefit plans in accordance with Section 5 and the terms of such plans, until the termination of his employment.

(iii) If any question shall arise as to whether during any period Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, Executive may, and at the request of the Company shall, submit to a medical examination by a physician expert in the area of the purported disability, reasonably selected by the Compensation Committee, to whom Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether Executive is so disabled, and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and Executive shall fail to submit to such medical examination, the Company’s reasonable determination of the issue shall be binding on Executive.

(j) Timing of Payments. Final Compensation, except for any bonus compensation earned but unpaid on the Date of Termination, shall be paid on the date of the Company’s next regularly occurring payroll date. Any bonus compensation earned but unpaid on the Date of Termination shall be paid on the earlier of (a) the date that is thirty (30) days after the close of the audit relating to the calendar year to which such bonus compensation relates and (b) the end of the calendar year in which the Date of

Termination occurs. Liquidated Damages or CiC Liquidated Damages, if any, shall be paid in substantially equal installments commencing on the Company’s first regular payroll date occurring on or after the expiration of sixty (60) days following the Date of Termination, with the first payment to include a payment in arrears for the period from the Date of Termination until the date of such first payment, and continuing for eighteen (18) months or twenty-four (24) months, as applicable, following the Date of Termination. Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment the Executive is a “specified employee,” as determined under Treasury Regulation Section 1.409A-1(i), any and all amounts payable under this Agreement on account of such termination (including, without limitation, any Special Payments) that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code (“Section 409A”) and that would (but for this provision) be payable within six (6) months following the date of termination, will instead be paid on the payroll date following the expiration of such six (6) month period or, if earlier, upon the Executive’s death.

Section	8. Effect of Termination.

The provisions of this Section 8 shall apply to termination due to the expiration of the term hereof, pursuant to Section 7 or otherwise.

(a) To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to the Employee (collectively, the “Payments”) would (but for shareholder approval within the meaning of Section 280G(b)(5)(B) of the Code) result in a “parachute payment” within the meaning of Code Section 280G, the Company will, if Executive so requests, use commercially reasonable efforts to solicit shareholder approval (within the meaning of Section 280G(b)(5)(B) of the Code) of such Payments, provided that if such shareholder approval is not requested by the Executive or is not obtained or if any stock of the Company (as determined under Section 280G of the Code and the regulations thereunder) has become “readily tradeable on an established securities market or otherwise” within the meaning of Section 280G(b)(5)(A) of the Code, then the amount of such Payments shall be whichever of (A) or (B), taking into account the applicable federal, state and local income taxes and the excise tax imposed pursuant to Section 4999 of the Code (the Excise Tax”), results in the receipt by the Employee, on an after-tax basis, of the greatest amount of benefit, where: (A) is the full amount of the Payments, and (B) is the highest reduced amount (i.e., less than the full amount of the Payments) that would result in no portion of the Payments being subject to the Excise Tax. If any reduction under (B) above is required under this subsection (a)(i), it shall be taken first out of CiC Liquidated Damages or Liquidated Damages, as applicable, then out of the Special Payments, and then out of the equity vesting provided under the 2010 Senior Executive Option Certificate, starting first with any Tranche 2 Options.

(b) Any determination required under Section 8(a) shall be made in writing by independent public accountants appointed by CRC (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. Executive shall bear all costs the Accountants may reasonably incur in connection with such determination, and the Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Subsection.

(c) Payment by the Company of the amounts owed under Section 7(e) shall constitute the entire obligation and liability of the Company to Executive. Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of their obligations in connection with any termination pursuant to Section 7(e)(i) hereof.

(d) Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the Date of Termination without regard to any continuation of Base Salary or other payment to Executive following such date of termination.

(e) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Section 9 hereof. The Executive recognizes that, except as expressly provided in Section 7(d) or 7(e)(i), no compensation shall be earned after termination of employment.

Section	9. Restrictive Covenants

(a) Unauthorized Disclosure. From the date hereof, and during any period of employment with the Company or any Affiliate and following any termination thereof, without the prior written consent of the Board or its authorized representative, except to the extent required by law or an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event Executive shall use Executive’s best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required or as is advisable and consistent with the performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, referral sources, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board, the Company or any Affiliate or to the management of the Company or any Affiliate), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to the Company or any Affiliate or (b) that the Company or any of its Affiliates may receive belonging to suppliers, customers, referral sources or others who do business with the Company or any Affiliate (collectively, “Confidential Information”) to any third Person (as defined below) unless such Confidential Information has been previously disclosed to the public or is in the public domain (in each case, other than by reason of Executive’s breach of this Section 9(a) or the wrongful act of any other Person having any obligation of confidentiality to the Company or any Affiliate).

(b) Non-Competition. During the period commencing on the date hereof and ending eighteen (18) months after the termination of Executive’s employment with the Company (the “Restriction Period”), Executive shall not, except with the prior written consent of the Board, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity which has material operations which competes with (i) any chemical or alcohol dependency treatment business or (ii) any business pertaining to behavioral health in which the Company or any Affiliate was, or had documented plans to become, materially involved during the Executive’s tenure with the Company, in each case in any jurisdiction in which the Company or any Affiliate is engaged, or in which any of the foregoing has documented plans to become engaged of which Executive has knowledge at the time of Executive’s termination of employment. Notwithstanding anything herein to the contrary, the foregoing shall not prevent Executive from acquiring as an investment securities representing not more than two percent (2%) of the outstanding voting securities of any corporation or from acquiring an indirect investment, through a passive, non-voting interest in a pooled vehicle, in not more than two percent (2%) of the outstanding voting securities of any other corporation.

(c) Non-Solicitation of Employees. Acknowledging the strong interest of the Company and any Affiliates in an undisrupted workplace, during the Restriction Period, Executive shall not, and shall not assist any Person to, (a) hire or solicit for hiring any employee or former employee of the Company or any Affiliate or seek to persuade any employee of the Company or any Affiliate to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any Affiliate to terminate or diminish its relationship with the Company or any Affiliate. Notwithstanding the foregoing, nothing herein shall restrict Executive from recruiting and rehiring his executive assistant.

(d) Non-Solicitation of Customers, Referral Sources or Suppliers. Executive acknowledges that his access to Confidential Information and to the Company’s and any Affiliates’ referral sources and customers and his development of goodwill on behalf of the Company and any Affiliate with their referral sources and customers during his employment would give him an unfair competitive advantage were he to leave employment and begin competing with the Company or any Affiliate for their existing referral sources and customers and that he is therefore being granted access to

Confidential Information and to the referral sources and customers of the Company, and any Affiliate in reliance on his agreement hereunder. Executive therefore agrees that, during the Restriction Period, he will not solicit or encourage any referral source or customer of the Company or any Affiliate to terminate or diminish its relationship with the Company or any Affiliate and he will not seek to persuade any such referral source or customer to conduct with any Person any business or activity which such referral source or customer conducts or could conduct with the Company or any Affiliate; provided, however, that these restrictions shall apply only with respect to those Persons who are referral sources or customers of the Company or any Affiliate at any time during his employment or whose business has been solicited on behalf of the Company by any of its employees or agents, other than by form letter, blanket mailing, blanket emailing or published or electronic advertisement, within one year prior to the date his employment ends.

(e) Return of Documents. In the event of the termination of Executive’s employment for any reason, Executive shall deliver to the Company all of (a) the property of the Company and any Affiliate and (b) the documents and data of any nature and in whatever medium of the Company and any Affiliate, and Executive shall not take with Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information other than those documents to which he is legally entitled, including, as the case may be, the Executive’s personnel file.

(f) Works for Hire. Executive agrees to maintain accurate and complete contemporaneous records of, and shall immediately and fully disclose and deliver to the Company, all Intellectual Property, as defined below. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights and other proprietary rights and do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) reasonably requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights and other proprietary rights in the Intellectual Property. Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that Executive creates that are related to his employment hereunder, including without limitation computer programs and documentation, shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

Section	10. Notification Requirement

Following Executive’s termination of employment and until the conclusion of the Restriction Period, Executive shall give notice to the Company of each employment or consulting relationship he plans to undertake, at least fifteen (15) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of Executive’s business relationship(s) and position(s) with such Person. Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine Executive’s continued compliance with his obligations under Section 9 hereof.

Section	11. Injunctive Relief with Respect to Covenants; Certain Acknowledgments; Forfeiture

(a) Executive acknowledges and agrees that Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company and any Affiliate and will establish and develop relations and contacts with the principal referral sources, customers and suppliers of the Company and its Affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and any Affiliate and that (i) in the course of his employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and any Affiliate in the United States of America and the rest of the world that could be used to compete unfairly with the Company and any Affiliate; (ii) the covenants and restrictions contained in Section 9 are intended to protect the legitimate interests of the Company and any Affiliate in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions.

(b) Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 9 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements, and shall additionally be entitled to an award of reasonable attorneys’ fees. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.

(c) Executive agrees that in the event Executive breaches any provision of Section 9 hereof in any material respect following the Date of Termination, Executive shall (i) not be entitled to receive, if not already paid, the benefits described in Section 7(e)(i) and 7(e)(ii) hereof (other than Final Compensation), and (ii) return to the

Company any and all payments previously made by the Company (or any Affiliate) pursuant to Section 7(e)(i) or 7(e)(ii) within 15 days after written demand for such repayment is made to Executive by the Company.

Section	12. Definitions

For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the CRC or OpCo, as the case may be, where control may be by management authority, equity interest or otherwise.

“Average Cash Bonus” means (i) if the Date of Termination occurs after the date when the Cash Bonus for the 2012 calendar year is paid to Executive, the average Cash Bonus paid to Executive for the preceding two (2) calendar years, (ii) if the Date of Termination occurs prior to the date when the Cash Bonus for the 2012 calendar year is paid to Executive, but after the date when the Cash Bonus for the 2011 calendar year is paid to Executive, the Cash Bonus paid to the Executive for the 2011 calendar year, or (iii) if the Date of Termination occurs prior to the date when the Cash Bonus for the 2011 calendar year is paid to Executive, an amount equal to the Base Salary; provided, however, that for purposes of subsections (i) and (ii) hereof, that the Sign-On Bonus will be treated as part of the Cash Bonus for the 2011 calendar year for purposes of determining the Average Cash Bonus.

“Change in Control” means (i) any change in the ownership of the capital stock of CRC (whether by way of sale of stock, merger, or otherwise) if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Investors and their affiliates will have the direct or indirect power to elect a majority of the members of the Board, or (ii) a sale or transfer of all or substantially all of CRC’s assets to a Person who is not a subsidiary of CRC.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a Code section shall include a reference to any regulations (final, temporary or proposed, as applicable, as determined by the Company) promulgated pursuant to that section.

“Initial Public Offering” means the initial public offering of the common stock of the CRC.

“Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by Executive solely or jointly with others, during his employment by the Company or any Affiliate and are related to such employment; provided, however, that, as used in this Agreement, the term “Intellectual Property” shall not apply to any invention that

Executive develops on his own time, without using the equipment, supplies, facilities or trade secret information of the Company or any Affiliate, unless such invention relates at the time of conception or reduction to practice of the invention (a) to the business of the Company or any Affiliate, (b) to the actual or demonstrably anticipated research or development of the Company or any Affiliate or (c) results from any work performed by Executive for the Company or any Affiliate.

“Investor” shall have the meaning set forth in the Stockholders Agreement among CRC and certain investors, dated as of February 6, 2006, as amended from time to time (the “Stockholders Agreement”).

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company and any Affiliate.

Section	13. Entire Agreement

This Agreement, together with CRC’s 2007 Executive Incentive Plan, Executive’s 2010 Senior Executive Option Certificate, the Stockholders Agreement and the documents referenced therein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all undertakings and agreements, whether oral or in writing, previously entered into by the parties with respect thereto. Notwithstanding the foregoing, except as expressly provided herein, Executive’s rights and obligations with respect to securities of CRC remain in full force and effect and shall survive the termination or expiration of this Agreement and/or the termination of Executive’s employment, if so provided in those agreements. All prior correspondence and proposals (including but not limited to summaries of proposed terms and that certain Term Sheet between CRC and Executive) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person) are merged herein and superseded by this Agreement, together with the CRC’s 2007 Executive Incentive Plan, the Executive’s 2010 Senior Executive Option Certificate, the Stockholders Agreement and the documents referenced therein.

Section	14. Miscellaneous

(a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company, and its respective successors and permitted assigns, provided such successors and assigns assume all of the Company’s obligations and liabilities under this Agreement in writing. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this

Section 15(a). The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b) Governing Law, etc.

(i) This agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby. In the event of any alleged breach or threatened breach of this Agreement, the parties hereby consent and submit to the jurisdiction of the federal and state courts in and of the State of Delaware and to service of legal process in the State of Delaware.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 15(b).

(c) Taxes. All payments and benefits hereunder shall be subject to applicable tax withholdings. The Company shall have the power to withhold, or require Executive to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy the statutory minimum amount of all Federal, state, local and foreign withholding tax requirements with respect to any payment of cash, or issuance or delivery of any other property hereunder to Executive.

(d) Section 409A. Executive and the Company acknowledge that they intend that the compensation arrangements set forth in this Agreement comply with the requirements of, or the requirements for an exemption from, Section 409A. Notwithstanding the foregoing, in no event shall the Company have any liability to

Executive or to any other person claiming rights under this Agreement relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(i) Definitions. For purposes of this Agreement, all references to “termination of employment” and similar or correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

(ii) Separate Payments. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(iii) Reimbursements. Any reimbursement made pursuant to this Agreement that would constitute nonqualified deferred compensation subject to Section 409A shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred. Executive’s entitlement to any other reimbursements shall be subject to the terms and conditions of the Company’s reimbursement policy for executive officers, which shall comply with the requirements of Section 409A to the extent applicable.

(e) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by Executive and the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(g) Blue Pencil. The Executive and the Company agree that the covenants contained in Section 9 hereof are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to

(and it is the intent of the Executive and the Company that such court shall) excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

(h) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A) If to the Company, to it at:

CRC Health Group, Inc.
CRC Health Corporation
20400 Stevens Creek Boulevard, Suite 600
Cupertino, CA 95014
Tel: (408) 367-0036
Fax: (408) 367-0037
Attention: General Counsel

(B) if to Executive, to him at his residential address as currently on file with the Company.

(C) Copies of any notices or other communications given under this Agreement shall also be given to:

Bain Capital Partners, LLC
111 Huntington Avenue
Boston, Massachusetts 02199
Tel: (617) 516-2000
Fax: (617) 516-2010
Attention: Chris Gordon

and to:

Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Tel: (617) 951-7000
Fax: (617) 951-7050
Attention: William M. Shields, Esq.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

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IN WITNESS WHEREOF, CRC and OpCo have duly executed this Agreement by their authorized representative, and Executive has hereunto set his hand, in each case effective as of the date first above written.

CRC HEALTH GROUP, INC.

By:
Name:	Pamela Burke
Title:	SVP, HR and Law
General Counsel

CRC HEALTH CORPORATION

By:
Name:	Pamela Burke
Title:	SVP, HR and Law
General Counsel

EXECUTIVE

Andrew Eckert

EXHIBIT A

Varian Medical Systems, Inc.

California Trout, Inc.

Thrasys, Inc.

EXHIBIT B

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the special payments to be made to me in connection with my separation of employment, as set forth in the Employment Agreement between me, CRC Health Group, Inc., (the “CRC”) and CRC Health Corporation (“OpCo”) and dated as of December 13, 2010 (the “Employment Agreement”), which are conditioned on my signing this Release Agreement and to which I am not otherwise entitled and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge CRC Health Group, Inc. (the “CRC”) and its subsidiary, CRC Health Corporation (“OpCo”) (collectively, the “Releasees”), their subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, employee benefit plans, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release Agreement, pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I was previously employed by any of the Releasees or otherwise had a relationship with any of them or any of their subsidiaries or other affiliates, each as amended from time to time). This release does not extend to any severance obligations due to me under Section 7(e)(i) or 7(e)(ii) of the Employment Agreement. Nothing in this Agreement waives my rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

In signing this Release if Claims, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, I expressly acknowledge that this release is intended to include in its effect, without limitation, all causes of action, rights and claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this release contemplates the extinguishment of such causes of action, rights and claims.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claim for up to 21 days from the date I receive it and that I may not sign this Release Agreement until after the date my employment terminates. I also acknowledge that I am advised by the Releasees to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to CRC’s General Counsel and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal on the date written below.

Signature: _________________________________

Date Signed: _________________________________